Exhibit 99.1

INVESTOR CONTACT Nabil Elsheshai 858-485-2125 office nabil.elsheshai@teradata.com MEDIA CONTACT Jennifer Donahue 858-485-3029 office jennifer.donahue@teradata.com

Teradata Reports First Quarter 2020 Financial Results

•	Teradata continued to make progress on key Cloud, Vantage, and Go-to-market efforts in the first quarter

•	The Company’s technology is critical in supporting customers during COVID-19 and Teradata used this opportunity to further support customers and deepen relationships

•	Teradata’s first-quarter results were negatively impacted by COVID-19

•	The Company is withdrawing its full-year 2020 guidance due to uncertainties relating to COVID-19

SAN DIEGO – May 7, 2020 — Teradata Corp. (NYSE: TDC) today announced its first-quarter 2020 financial results. Business trends through the first two-thirds of the quarter were normal, however the second half of March saw a significant number of deals postponed which negatively impacted first-quarter results. Recurring revenue increased 4 percent, 6 percent in constant currency(1), from the first quarter of 2019. Annual recurring revenue (ARR) increased 6 percent, 8 percent in constant currency(1), from the first quarter of 2019. Total first-quarter revenue was $434 million, compared to 2019 first-quarter total revenue of $468 million. As the company continues to shift to a recurring revenue model and focuses its consulting business on higher-margin engagements, both perpetual and consulting revenues declined versus prior year as expected. In addition, currency translation had a 1 percentage point negative impact on the first-quarter total revenue comparison.

“Teradata is focused on supporting our customers and employees through the COVID-19 pandemic. Our history of fostering strong customer relationships and our long-standing position delivering business essential analytics are foundational to our customers in these challenging times,” said Vic Lund, Interim CEO, Teradata. “Our resilience has been proven as we advance our key strategic initiatives including accelerating our transition to the Cloud, driving broader adoption of Vantage, and expanding our go-to-market opportunities. Our extensive enterprise customer base, mission critical technology, and strong financial condition position us well to emerge stronger from the pandemic.”

Teradata reported 2020 first-quarter net income of $168 million under U.S. Generally Accepted Accounting Principles (GAAP), or $1.51 per diluted share, which compared to a net loss of $(10) million, or $(0.09) per share, in the first quarter of 2019. As previously disclosed, the company restructured certain of its intellectual property (IP) and recognized a discrete tax benefit in the quarter which contributed $1.41 per diluted share to EPS on a GAAP basis. Non-GAAP 2020 first-quarter net income, which excludes the IP restructuring tax benefit, stock-based compensation expense and other special items, was $30 million, or $0.27 per diluted share, as compared to $26 million, or $0.22 per diluted share, in the first quarter of 2019(2).

Gross Margin

2020 first-quarter gross margin reported under GAAP was 51.8 percent versus 47.9 percent for the first quarter of 2019. On a non-GAAP basis, excluding stock-based compensation expense and other special items, 2020 first-quarter gross margin was 54.1 percent, versus 51.5 percent in the prior-year period(2). Gross margin was higher year-over-year due primarily to continued mix shift, away from perpetual hardware and consulting to higher margin recurring revenue.

Operating Loss / Income

2020 first-quarter operating loss reported under GAAP was $(6) million which compares to $(5) million in the first quarter of 2019. On a non-GAAP basis, excluding stock-based compensation expense and other special items, 2020 first-quarter operating income was $32 million versus $41 million in the first quarter of 2019(2). The decrease in non-GAAP operating income was primarily driven by revenue-related headwinds due to the impact of COVID-19, as well as ongoing investments related to our go-to-market and Cloud initiatives.

Income Taxes

Teradata’s 2020 first-quarter tax rate under GAAP was 1,300.0 percent compared to 0.0 percent in the first quarter of 2019, primarily driven by the recognition of a $157 million tax benefit related to the IP restructuring previously disclosed. Excluding special items, Teradata’s non-GAAP 2020 first-quarter tax rate was negative 25.0 percent versus 27.8 percent in the first quarter of 2019(2).

Cash Flow

During the first quarter of 2020, Teradata generated $10 million of cash from operating activities compared to $49 million in the same period of 2019. During the quarter, Teradata used $12 million for capital expenditures and additions to capitalized software development costs, versus using $16 million in the first quarter of 2019. Teradata’s 2020 first-quarter free cash flow was $(2) million, compared to $33 million in the first quarter of 2019(3). The decline in free cash flow year-over-year was primarily driven by over $30 million of delayed cash collections related to COVID-19, the majority of which were collected in April.

Balance Sheet

Teradata ended the first quarter 2020 with $394 million in cash. During the first quarter of 2020, Teradata repurchased 3.7 million shares of the Company’s common stock for approximately $75 million. At the end of the first quarter, Teradata had approximately $432 million of board authorization remaining for share repurchases and 108.3 million shares outstanding. However, as a precautionary measure, the Company has suspended its share buyback program due to the ongoing COVID-19 pandemic to help ensure it has appropriate cash levels to support its customers and employees.

As of March 31, 2020, the Company had total debt of $610 million, including $135 million of outstanding finance lease obligations. There were no funds drawn on the company’s $400 million revolving credit facility as of March 31, 2020.

Teradata’s Response to COVID-19

First and foremost, our thoughts are with those who has been impacted by COVID-19, directly or indirectly. The health of our employees, our customers and our communities is paramount in these unprecedented times. As COVID-19 spread rapidly around the world during the first quarter, Teradata took a number of measures to support our customers and protect our employees, including, among other things:

1.	To help limit the spread of the virus, our associates are working from home, we are limiting company travel and have transitioned our marketing events to be entirely virtual;

2.	Our focus is on helping our customers through this pandemic by continuing to deliver the highest levels of performance, availability and peace of mind;

3.

In support of the broader global community, we will also be making some of our technology available for our customers, partners, and communities - particularly in healthcare, government and other verticals where collectively, we can positively impact efforts in combating COVID-19; and

4.

Finally, because the situation is dynamic, we instituted a Pandemic Response Team which will continue to monitor the guidance from leading global health organizations and take the appropriate steps to keep all of our stakeholders safe and healthy.

Guidance

Due to the evolving nature and uncertain impact of COVID-19 on Teradata’s operating and financial results, the Company is withdrawing its guidance for the full-year 2020, which was provided on February 6, 2020.

For the second quarter of 2020, Teradata expects recurring revenue in the range between $348 million and $352 million.

GAAP loss per share in the second quarter of 2020 is expected to be in the $(0.09) to $(0.06) range. Non-GAAP earnings per share, excluding stock-based compensation expense and other special items, in the second quarter is expected to be in the $0.19 to $0.22 range(2).

Earnings Conference Call

A conference call is scheduled today at 2:00 p.m. PT to discuss the Company’s 2020 first-quarter results and provide a business and financial update. Access to the conference call, as well as a replay of the conference call, is available on Teradata’s website at investor.teradata.com.

Supplemental Financial Information

Additional information regarding Teradata’s operating results is provided below as well as on Teradata’s website at investor.teradata.com.

1.

The impact of currency is determined by calculating the prior-period results using the current-year monthly average currency rates (except for currency impact on ARR which is calculated using month-end rates). See the foreign currency fluctuation schedule on the Investor Relations page of the Company’s web site at investor.teradata.com, which is used to determine revenue on a constant currency (“CC”) basis.

Revenue

(in millions)

	For the Three Months ended March 31
	2020	2019	% Change as Reported	% Change in Constant Currency
Recurring revenue	$345	$331	4%	6%
Perpetual software licenses and hardware	14	31	(55%)	(55%)
Consulting services	75	106	(29%)	(28%)

Total revenue	$434	$468	(7%)	(6%)
Americas	$244	$269	(9%)	(9%)
EMEA	118	113	4%	6%
APAC	72	86	(16%)	(13%)

Total revenue	$434	$468	(7%)	(6%)

	As of March 31
	2020	2019	% Change as Reported	% Change in Constant Currency
Annual recurring revenue (ARR)*	$1,402	$1,319	6%	8%

*	Annual recurring revenue is defined as the annual value at a point in time of all recurring contracts, including subscription, software upgrade rights, maintenance and managed services.

2.

Teradata reports its results in accordance with GAAP. However, as described below, the Company believes that certain non-GAAP measures, such as non-GAAP gross profit, non-GAAP operating income, non-GAAP net income, and non-GAAP earnings per diluted share, or EPS, all of which exclude certain items (as well as free cash flow) are useful for investors. Our non-GAAP measures are not meant to be considered in isolation or as substitutes for, or superior to, results determined in accordance with GAAP, and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP.

The following tables reconcile Teradata’s actual and projected results and EPS under GAAP to the Company’s actual and projected non-GAAP results and EPS for the periods presented, which exclude certain specified items. Our management internally uses supplemental non-GAAP financial measures, such as gross profit, operating income, net income and EPS, excluding certain items, to understand, manage and evaluate our business and support operating decisions on a regular basis. The Company believes such non-GAAP financial measures (1) provide useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations, (2) are useful for period-over-period comparisons of such operations and results, that may be more easily compared to peer companies and allow investors a view of the Company’s operating results excluding stock-based compensation expense and special items, (3) provide useful information to management and investors regarding present and future business trends, and (4) provide consistency and comparability with past reports and projections of future results.

Teradata’s reconciliation of GAAP to non-GAAP results included in this release.

	For the Three Months
(in millions, except per share data)	ended March 31
Gross Profit:	2020	2019	% Chg.
GAAP Gross Profit	$225	$224	—%
% of Revenue	51.8%	47.9%
Excluding:
Stock-based compensation expense	4	3
Acquisition, integration, reorganization-related, and other costs	—	3
Amortization of capitalized software	6	11

Non-GAAP Gross Profit	$235	$241	(2%)

% of Revenue	54.1%	51.5%
Operating (Loss)
GAAP Operating Loss	$(6)	$(5)	(20%)
% of Revenue	(1.4%)	(1.1%)
Excluding:
Stock-based compensation expense	21	15
Amortization of acquisition-related intangible assets	1	2
Acquisition, integration, reorganization-related, and other costs	10	18
Amortization of capitalized software	6	11

Non-GAAP Operating Income	$32	$41	(22%)

% of Revenue	7.4%	8.8%
Net Income / (Loss)
GAAP Net Income / (Loss)	$168	$(10)	1,780%
% of Revenue	38.7%	(2.1%)
Excluding:
Stock-based compensation expense	21	15
Amortization of acquisition-related intangible assets	1	2
Acquisition, integration, reorganization-related, and other costs	10	18
Amortization of capitalized software	6	11
IP Restructuring Tax Benefit(1)	(157)	—
Tax Contingency adjustment(2)	(18)	—
Income tax adjustments(3)	(1)	(10)

Non-GAAP Net Income	$30	$26	15%

% of Revenue	6.9%	5.6%

	For the Three Months ended March 31
Earnings Per Share:	2020	2019	2020 Q2 Guidance
GAAP Earnings / (Loss) Per Share	$1.51	$(0.09)	$(0.09) - $(0.06)

Excluding:
Stock-based compensation expense	0.19	0.13	0.25
Amortization of acquisition-related intangible assets	0.01	0.02	0.01
Acquisition, integration, reorganization-related, and other costs	0.09	0.15	0.03
Amortization of capitalized software	0.05	0.09	0.05
IP Restructuring tax benefit(1)	(1.41)	—	—
Tax Contingency adjustment(2)	(0.16)	—	—
Income tax adjustments(3)	(0.01)	(0.09)	(0.06)
Impact of dilution(4)	—	0.01	—

Non-GAAP Diluted Earnings Per Share	$0.27	$0.22	$0.19 – $0.22

(1)

The Company’s forecasted full-year 2020 GAAP effective tax rates include $157 million of discrete tax benefit related to an intra-entity asset transfer of certain of its intellectual property to one of its Irish subsidiaries, which occurred on January 1, 2020. The one-time tax benefit for this intra-entity asset transfer was recorded as a deferred tax asset for GAAP reporting purposes in the first quarter of 2020 but was excluded from Non-GAAP results.

(2)

The Company’s forecasted full-year 2020 GAAP marginal effective tax rate includes $3 million of tax expense related to tax contingencies pursuant to FIN 48. For GAAP purposes, this is a component of the marginal rate and is recognized as tax benefit or expense based on the Company’s reported GAAP pre-tax income or loss for the quarter. To more accurately reflect the impact of the expense on a quarterly basis for Non-GAAP purposes, the $3 million of tax expense is being recognized ratably each quarter instead of being included in the marginal effective rate.

(3)

Represents the income tax effect of the pre-tax adjustments to reconcile GAAP to Non-GAAP income based on the applicable jurisdictional statutory tax rate of the underlying item. Including the income tax effect assists investors in understanding the tax provision associated with those adjustments and the effective tax rate related to the underlying business and performance of the Company’s ongoing operations.

As a result of these adjustments, the Company’s non-GAAP effective tax rate for the first quarter of 2020 was (25.0%) and 27.8% in the first quarter of 2019.

(4)	Represents the impact to earnings per share as a result of moving from basic to diluted shares.

3.

As described below, the Company believes that free cash flow is a useful non-GAAP measure for investors. Teradata defines free cash flow as cash provided by /used in operating activities less capital expenditures for property and equipment, and additions to capitalized software. Free cash flow does not have a uniform definition under GAAP and therefore, Teradata’s definition may differ from other companies’ definitions of this measure. Teradata’s management uses free cash flow to assess the financial performance of the Company and believes it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures for, among other things, investment in the Company’s existing businesses, strategic acquisitions, strengthening the Company’s balance sheet, repurchase of the Company’s stock and repayment of the Company’s debt obligations, if any. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. This non-GAAP measure is not meant to be considered in isolation, as a substitute for, or superior to, results determined in accordance with GAAP, and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP.

(in millions)	For the Three Months
	ended March 31
	2020	2019
Cash provided by operating activities (GAAP)	$10	$49
Less capital expenditures for:
Expenditures for property and equipment	(10)	(15)
Additions to capitalized software	(2)	(1)

Total capital expenditures	(12)	(16)

Free Cash Flow (non-GAAP measure)	$(2)	$33

Note to Investors

This news release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements generally relate to opinions, beliefs and projections of expected future financial and operating performance, business trends, and market conditions, among other things. These forward-looking statements are based upon current expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially, including the factors discussed in this release and those relating to: the global economic environment and business conditions in general or on the ability of our suppliers to meet their commitments to us, or the timing of purchases by our current and potential customers; the rapidly changing and intensely competitive nature of the information technology industry and the data analytics business; fluctuations in our operating results, including as a result of the pace and extent to which customers shift from perpetual to subscription-based licenses; our ability to realize the anticipated benefits of our business transformation program or other restructuring and cost saving initiatives; risks inherent in operating in foreign countries, including foreign currency fluctuations; risks associated with the evolving nature and uncertain impact of COVID-19 on our business, financial condition and operating results, including the impact of COVID-19 on our customers and suppliers; risks associated with data privacy, cyberattacks and maintaining secure and effective internal information technology and control systems; the timely and successful development, production or acquisition and market acceptance of new and existing products and services; tax rates; turnover of workforce and the ability to attract and retain skilled employees; protecting our intellectual property; availability and successful exploitation of new alliance and acquisition opportunities; recurring revenue may decline or fail to be renewed; the impact on our business and financial reporting from changes in accounting rules; and other factors described from time to time in Teradata’s filings with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K and subsequent quarterly reports on Forms 10-Q, as well as the Company’s annual report to stockholders. Teradata does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Teradata

Teradata transforms how businesses work and people live through the power of data. Teradata leverages all of the data, all of the time, so you can analyze anything, deploy anywhere, and deliver analytics that matter. We call this pervasive data intelligence. And it’s the answer to the complexity, cost, and inadequacy of today’s approach to analytics. Get the answer at teradata.com.

Teradata and the Teradata logo are trademarks or registered trademarks of Teradata Corporation and/or its affiliates in the U.S. and worldwide.

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Schedule A

TERADATA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME

(in millions, except per share amounts - unaudited)

	For the Period Ended March 31
	Three Months
	2020	2019	% Chg
Revenue
Recurring	$345	$331	4%
Perpetual software licenses and hardware	14	31	(55%)
Consulting services	75	106	(29%)

Total revenue	434	468	(7%)

Gross profit
Recurring	225	225
% of Revenue	65.2%	68.0%
Perpetual software licenses and hardware	5	6
% of Revenue	35.7%	19.4%
Consulting services	(5)	(7)
% of Revenue	(6.7%)	(6.6%)

Total gross profit	225	224
% of Revenue	51.8%	47.9%

Selling, general and administrative expenses	158	151
Research and development expenses	73	78

Loss from operations	(6)	(5)
% of Revenue	(1.4%)	(1.1%)

Other expense, net	(8)	(5)

Loss before income taxes	(14)	(10)
% of Revenue	(3.2%)	(2.1%)

Income tax benefit	(182)	—

% Tax rate	1,300.0%	—

Net income (loss)	$168	$(10)

% of Revenue	38.7%	(2.1%)

Net income (loss) per common share
Basic	$1.52	$(0.09)
Diluted	$1.51	$(0.09)

Weighted average common shares outstanding
Basic	110.3	117.1
Diluted	111.3	117.1

Schedule B

TERADATA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions - unaudited)

	March 31,	December 31,	March 31,
	2020	2019	2019
Assets
Current assets
Cash and cash equivalents	$394	$494	$723
Accounts receivable, net	448	398	445
Inventories	28	31	52
Other current assets	104	91	82

Total current assets	974	1,014	1,302

Property and equipment, net	334	350	303
Capitalized software, net	30	36	60
Right of use assets - operating lease, net	49	51	60
Goodwill	394	396	396
Capitalized contract costs	87	91	57
Deferred income taxes	253	87	66
Other assets	30	32	42

Total assets	$2,151	$2,057	$2,286

Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$25	$25	$25
Current portion of finance lease liability	60	55	21
Current portion of operating lease liability	17	20	17
Accounts payable	96	66	99
Payroll and benefits liabilities	86	157	103
Deferred revenue	555	472	569
Other current liabilities	67	91	80

Total current liabilities	906	886	914

Long-term debt	448	454	472
Finance lease liability	75	75	38
Operating lease liability	37	38	48
Pension and other postemployment plan liabilities	133	137	104
Long-term deferred revenue	44	61	100
Deferred tax liabilities	6	6	4
Other liabilities	153	138	139

Total liabilities	1,802	1,795	1,819

Stockholders’ equity
Common stock	1	1	1
Paid-in capital	1,567	1,545	1,466
Accumulated deficit	(1,050)	(1,143)	(891)
Accumulated other comprehensive loss	(169)	(141)	(109)

Total stockholders’ equity	349	262	467

Total liabilities and stockholders’ equity	$2,151	$2,057	$2,286

Schedule C

TERADATA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions - unaudited)

	For the Period Ended March 31
	Three Months
	2020	2019
Operating activities
Net income (loss)	$168	$(10)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	42	37
Stock-based compensation expense	21	15
Deferred income taxes	(149)	2
Changes in assets and liabilities:
Receivables	(50)	143
Inventories	3	(24)
Current payables and accrued expenses	(43)	(171)
Deferred revenue	66	74
Other assets and liabilities	(48)	(17)

Net cash provided by operating activities	10	49

Investing activities
Expenditures for property and equipment	(10)	(15)
Additions to capitalized software	(2)	(1)

Net cash used in investing activities	(12)	(16)

Financing activities
Repurchases of common stock	(73)	(56)
Repayments of long-term borrowings	(6)	—
Payments of finance leases	(9)	(3)
Other financing activities, net	—	33

Net cash used in financing activities	(88)	(26)

Effect of exchange rate changes on cash and cash equivalents	(10)	1

(Decrease) increase in cash, cash equivalents and restricted cash	(100)	8
Cash, cash equivalents and restricted cash at beginning of period	496	716

Cash, cash equivalents and restricted cash at end of period	$396	$724

Supplemental cash flow disclosure:
Non-cash investing and financing activities:
Assets acquired by finance leases	$15	$15
Assets acquired by operating leases	$3	$3

Schedule D

TERADATA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions - unaudited)

	For the Three Months Ended March 31
	2020	2019	% Change As Reported	% Change Constant Currency (2)
Segment Revenue
Americas	$244	$269	(9%)	(9%)
EMEA	118	113	4%	6%
APAC	72	86	(16%)	(13%)

Total segment revenue	434	468	(7%)	(6%)
Segment gross profit
Americas	144	157
% of Revenue	59.0%	58.4%
EMEA	61	50
% of Revenue	51.7%	44.2%
APAC	30	34
% of Revenue	41.7%	39.5%

Total segment gross profit	235	241
% of Revenue	54.1%	51.5%
Reconciling items(1)	(10)	(17)

Total gross profit	$225	$224
% of Revenue	51.8%	47.9%

(1)	Reconciling items include stock-based compensation, capitalized software, amortization of acquisition-related intangible assets and acquisition, integration and reorganization-related items.
(2)	The impact of currency is determined by calculating the prior period results using the current-year monthly average currency rates.